Exhibit 99.1

SUPERVISION AND REGULATION

Unless otherwise indicated or unless the context requires otherwise, all references to “MidSouth,” the “Company,” “we,” “us,” “our,” or similar references, mean MidSouth Bancorp, Inc. and our subsidiaries, including our banking subsidiary, MidSouth Bank, N.A., on a consolidated basis. References to “MidSouth Bank” or the “Bank” mean our wholly-owned banking subsidiary, MidSouth Bank, N.A.

Supervision and Regulation

The banking industry is heavily regulated at both the federal and state levels. Legislation and regulations authorized by legislation influence, among other things:

•	How, when and where we may expand geographically;

•	Into what product or service market we may enter;

•	How we must manage our assets; and

•	Under what circumstances money may or must flow between the parent bank holding company and the subsidiary bank.

Set forth below is an explanation of the major pieces of legislation affecting our industry and how that legislation affects our actions.

General

The Company is a bank holding company registered with the Board of Governors of the Federal Reserve System (the “Federal Reserve”) under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). The Bank is a national bank and it is subject to regulation, supervision, and examination by the Office of the Comptroller of the Currency (the “OCC”) as its chartering authority and secondarily by the Federal Deposit Insurance Corporation (the “FDIC”) as its deposit insurer. These regulatory agencies regularly examine our operations and are given authority to approve or disapprove mergers, consolidations, the establishment of branches, and similar corporate actions. The agencies also have the power to prevent the continuance or development of unsafe or unsound banking practices or other violations of law.

Acquisitions

The BHC Act requires every bank holding company to obtain the prior approval of the Federal Reserve before: (i) it may acquire direct or indirect ownership or control of any voting shares of any bank if, after such acquisition, the bank holding company will directly or indirectly own or control more than 5% of the voting shares of the bank; (ii) it or any of its subsidiaries, other than a bank, may acquire all or substantially all of the assets of any bank; or (iii) it may merge or consolidate with any other bank holding company.

Activities

The BHC Act has generally prohibited a bank holding company from engaging in activities other than banking or managing or controlling banks or other permissible subsidiaries and from acquiring or retaining direct or indirect control of any company engaged in any activities other than those determined by the Federal Reserve to be closely related to banking or managing or controlling banks as to be a proper incident thereto. Provisions of the Gramm-Leach-Bliley Act (the “GLB Act”), discussed below, expanded the permissible activities of a bank holding company that qualifies as a financial holding company. In determining whether a particular activity is permissible, the Federal Reserve must consider whether the performance of such an activity can be reasonably expected to produce benefits to the public, such as a greater convenience, increased competition, or gains in efficiency, that outweigh possible adverse effects such as undue concentration of resources, decreased or unfair competition, conflicts of interest, or unsound banking practices.

Gramm-Leach-Bliley Act

The GLB Act implemented major changes to the statutory framework for providing banking and other financial services in the United States. The GLB Act, among other things, eliminated many of the restrictions on affiliations among banks and securities firms, insurance firms, and other financial service providers. A bank holding company that qualifies as a financial holding company is permitted to engage in activities that are financial in nature or incidental or complimentary to a financial activity. The GLB Act specifies certain activities that are deemed to be financial in nature, including underwriting and selling insurance, providing financial and investment advisory services, underwriting, dealing in, or making a market in securities, limited merchant banking activities, and any activity currently permitted for bank holding companies under Section 4(c)(8) of the BHC Act.

To become eligible for these expanded activities, a bank holding company must qualify as a financial holding company. To qualify as a financial holding company, each insured depository institution controlled by the bank holding company must be well-capitalized, well-managed, and have at least a satisfactory rating under the Community Reinvestment Act. In addition, the bank holding company must file a declaration with the Federal Reserve of its intention to become a financial holding company. We have not chosen to become a financial holding company.

The GLB Act designates the Federal Reserve as the overall umbrella supervisor of financial holding companies. The GLB Act adopts a system of functional regulation where the primary regulator is determined by the nature of activity rather than the type of institution. Under this principle, securities activities are regulated by the SEC and other securities regulators, insurance activities by the state insurance authorities, and banking activities by the appropriate banking regulator. As a result, to the extent that we engage in non-banking activities permitted under the GLB Act, we will be subject to the regulatory authority of the SEC or state insurance authority, as applicable.

Payment of Dividends

Under the Louisiana Business Corporation Law, the Company may not pay a dividend if (i) we are insolvent or would thereby be made insolvent, or (ii) the declaration or payment thereof would be contrary to any restrictions contained in our articles of incorporation.

Our primary source of funds for dividends is the dividends we receive from the Bank; therefore, our ability to declare dividends is highly dependent upon future earnings, financial condition, and results of operation of the Bank as well as applicable legal restrictions on the Bank’s ability to pay dividends and other relevant factors. The Bank currently has the ability to declare dividends to us without prior approval of our primary regulators. However, the Bank’s ability to pay dividends to us will be prohibited if the result would cause the Bank’s regulatory capital to fall below minimum requirements. Additionally, dividends to us cannot exceed a total of the Bank’s current year and prior two years’ earnings, net of dividends paid to us in those years

In January 2009, we issued $20.0 million in senior preferred stock (the “Series A Preferred Stock”) to the U.S. Department of the Treasury (the “Treasury”) under the Capital Purchase Program (the “CPP”). Pursuant to the terms of the agreements between us and the Treasury governing the Series A Preferred Stock, we may not declare or pay any dividend or make any distribution on our common stock other than (i) regular quarterly cash dividends not exceeding an annual aggregate of $0.28 per share; (ii) dividends payable solely in shares of our common stock; and (iii) dividends or distributions of rights of junior stock in connection with a shareholders’ rights plan. Further, the terms of our trust preferred securities prohibit us from paying dividends on our common stock during any period in which we have deferred interest payments on the trust preferred securities.

Capital Adequacy

We are required to comply with the capital adequacy standards established by the federal banking agencies. There are two basic measures of capital adequacy for bank holding companies that have been promulgated by the Federal Reserve: a risk-based measure and a leverage measure. All applicable capital standards must be satisfied for a bank holding company to be considered in compliance.

The risk-based capital standards are designed to make regulatory capital requirements more sensitive to differences in risk profiles among banks and bank holding companies, to account for off-balance-sheet exposure, and to minimize disincentives for holding liquid assets. Assets and off-balance-sheet items are assigned to broad risk categories, each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance-sheet items.

The minimum guideline for the ratio of total capital to risk-weighted assets (including certain off-balance-sheet items, such as standby letters of credit) is 8.0%. Total capital consists of Tier 1 Capital, which is comprised of common stock, undivided profits, minority interests in the equity accounts of consolidated subsidiaries and non-cumulative perpetual preferred stock, less goodwill and certain other intangible assets, and tier 2 capital, which consists of subordinated debt, other preferred stock, and a limited amount of loan loss reserves. At September 30, 2009, our consolidated total capital ratio and our tier 1 risk-based capital ratio were 15.87% and 14.65%, respectively.

In addition, the Federal Reserve has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum ratio (the “Tier 1 Leverage Ratio”) of tier 1 capital to average assets, less goodwill and certain other intangible assets, of 3.0% for bank holding companies that meet certain specified criteria, including those having the highest regulatory rating. All other bank holding companies generally are required to maintain a Tier 1 Leverage Ratio of at least 3.0%, plus an additional cushion of 100 to 200 basis points. Our Tier 1 Leverage Ratio at September 30, 2009 was 10.62%. The guidelines also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the Federal Reserve has indicated that it will consider a “tangible Tier 1 Capital Leverage Ratio” (deducting all intangibles) and other indicators of capital strength in evaluating proposals for expansion or new activities.

The Bank is subject to risk-based and leverage capital requirements adopted by its federal banking regulators, which are substantially similar to those adopted by the Federal Reserve for bank holding companies.

Failure to meet capital guidelines could subject a bank or bank holding company to a variety of enforcement remedies, including issuance of a capital directive, the termination of deposit insurance by the FDIC, a prohibition on the taking of brokered deposits, and certain other restrictions on its business. As described below under “-Prompt Corrective Action,” substantial additional restrictions can be imposed upon FDIC-insured depository institutions that fail to meet applicable capital requirements.

The federal bank agencies continue to indicate their desire to raise capital requirements applicable to banking organizations beyond their current levels. In this regard, the Federal Reserve and the FDIC require regulators to consider interest rate risk (when the interest rate sensitivity of an institution’s assets does not match the sensitivity of its liabilities or its off-balance-sheet position) in the evaluation of a bank’s capital adequacy. The regulatory agencies have proposed a methodology for evaluating interest rate risk that would require banks with excessive interest rate risk exposure to hold additional amounts of capital against such exposures.

Support of Subsidiary Institutions

Under Federal Reserve policy, we are expected to act as a source of financial strength for, and to commit resources to support, the Bank. This support may be required at times when, absent such Federal Reserve policy, we may not be inclined to provide such support. In addition, any capital loans by a bank holding company to any of its banking subsidiaries are subordinate in right of payment to deposits and to certain other indebtedness of such subsidiary banks. In the event of a bank holding company’s bankruptcy, any commitment by a bank holding company to a federal bank regulatory agency to maintain the capital of a banking subsidiary will be assumed by the bankruptcy trustee and entitled to a priority of payment.

Prompt Corrective Action

The Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) established a system of prompt corrective action to resolve the problems of undercapitalized institutions. Under this system, the federal banking regulators have established five capital categories (well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized), and are required to take certain mandatory supervisory actions, and are authorized to take other discretionary actions, with respect to institutions in the three undercapitalized categories. The severity of the action will depend upon the capital category in which the institution is placed. Generally, subject to a narrow exception, the banking regulator must appoint a receiver or conservator for an institution that is critically undercapitalized. The federal banking agencies have specified by regulation the relevant capital level for each category.

An institution that is categorized as undercapitalized, significantly undercapitalized, or critically undercapitalized is required to submit an acceptable capital restoration plan to its appropriate federal regulatory agency. A bank holding company must guarantee that a subsidiary depository institution meets its capital restoration plan, subject to certain limitations. The controlling holding company’s obligation to fund a capital restoration plan is limited to the lesser of 5.0% of an undercapitalized subsidiary’s assets or the amount required to meet regulatory capital requirements. An undercapitalized institution is also generally prohibited from increasing its average total assets, making acquisitions, establishing any branches or engaging in any new line of business, except under an accepted capital restoration plan or with FDIC approval. In addition, the appropriate federal regulatory agency may treat an undercapitalized institution in the same manner as it treats a significantly undercapitalized institution if it determines that those actions are necessary.

At September 30, 2009, the Bank had the requisite capital level to qualify as “well capitalized” under the regulatory framework for prompt corrective action.

FDIC Insurance Assessments

The Bank is a member of, and pays its deposit insurance assessments to the Deposit Insurance Fund (the “DIF”), as well as assessments by the FDIC to pay interest on Financing Corporation (“FICO”) bonds. The FDIC establishes rates for the payment of premiums by federally insured banks and federal savings associations for deposit insurance. The FDIC has revised its risk-based assessment system as required by the FDICIA. Under current FDIC rules, banks and federal savings associations must pay assessments to the FDIC for federal deposit insurance protection at rates based on their risk classification. Institutions assigned to higher risk classifications (that is, institutions that pose a higher risk of loss to the FDIC’s DIF under this assessment system) pay assessments at higher rates than institutions that pose a lower risk. An institution’s risk classification is assigned based on its capital levels and the level of supervisory concern the institution poses to the regulators. In addition, the FDIC can impose special assessments in certain instances.

Beginning on January 1, 2009, the FDIC raised the assessment rate schedule, uniformly across all four risk categories into which the FDIC assigns insured institutions, by seven basis points (annualized) of insured deposits. On February 27, 2009, the FDIC adopted a new final rule, effective April 1, 2009, which changes the FDIC’s deposit insurance assessment system’s evaluation of risk, makes corresponding changes to risk assessment rates beginning with the second quarter of 2009 and makes other changes to the deposit insurance assessment rules. The new rule includes: (1) a potential decrease in assessment rates for FDIC members using long-term unsecured debt, including senior and subordinated debt and, for small institutions with assets under $10 billion, a portion of tier 1 capital; (2) a potential increase in assessment rates for secured liabilities above a threshold amount; and (3) for non-Risk Category I institutions, a potential increase in assessment rates for brokered deposits above a threshold amount. For institutions in Risk Category I, the brokered deposit adjustment is only applicable if the institution’s brokered deposits are funding “rapid asset growth” which is defined as having assets greater than 40% four years ago, after adjusting for mergers and acquisitions. The new brokered deposit adjustment is intended discourage the use of such deposits as wholesale funding for the growth of an institution.

Risk Category	First Quarter 2009 Deposit Insurance Assessment Rate	Second Quarter 2009 Deposit Insurance Initial Base Assessment Rate
I	12 to 14 basis points	12 to 16 basis points
II	17 basis points	22 basis points
III	35 basis points	32 basis points
IV	50 basis points	45 basis points

In addition, on May 22, 2009, the FDIC adopted a final rule imposing an emergency special assessment of five basis points on each FDIC-insured depository institution’s assets, minus its Tier 1 capital, as of June 30, 2009. The Bank’s special assessment was approximately $416,000. On November 12, 2009, the FDIC issued a final rule requiring insured institutions to prepay their estimated quarterly risk-based assessments for the fourth quarter of 2009, and for all of 2010, 2011, and 2012. The prepaid assessment for these periods will be collected on December 30, 2009, along with each institution’s regular quarterly risk-based deposit insurance assessment for the third quarter of 2009. For purposes of estimating an institution’s assessments for the fourth quarter of 2009, and for all of 2010, 2011, and 2012, and calculating the amount that an institution will prepay on December 30, 2009, the institution’s assessment rate will be its total base assessment rate in effect on September 30, 2009. The amount of our prepayment is expected to be approximately $4.7 million. Under the final rule, the FDIC may exercise its discretion as supervisor and insurer to exempt an institution from the prepayment requirement if the FDIC determines that the prepayment would adversely affect the safety and soundness of the institution. The FDIC Board also voted to adopt a uniform three basis point increase in assessment rates effective on January 1, 2011, and to extend the restoration period from seven to eight years. The FDIC may require additional special assessments and/or further increases in deposit insurance premiums.

Financial institutions that participate in the FDIC Temporary Liquidity Guarantee Program’s (“TLGP”) noninterest bearing transaction account guarantee, including the Bank, will pay the FDIC an annual assessment of 10 basis points on the amounts in such accounts above the amounts covered by FDIC deposit insurance through December 31, 2009, and if not opted out on or before November 2, 2009, an assessment of 15, 20, or 25 basis points for the extended period of January 1, 2010 through June 30, 2010 depending on an institution’s risk profile. Neither the Bank nor the Company has issued debt under the TLGP. To the extent that these FDIC TLGP assessments are insufficient to cover any loss or expenses arising from the FDIC TLGP, the FDIC is authorized to impose an emergency special assessment on FDIC-insured depository institutions. Legislation has been proposed to give the FDIC authority to impose charges for the FDIC TLGP upon depository institution holding companies as well.

As indicated above, the Bank’s deposit insurance costs have increased significantly in 2009 and may increase further. Any additional increase in insurance assessments could have an adverse effect on the Bank’s earnings.

FICO assessments are set by the FDIC quarterly and are used towards the retirement of FICO bonds issued in the 1980s to assist in the recovery of the savings and loan industry. These assessments will continue until the FICO Bonds mature in 2017. The FICO assessment rate increased to 1.14 basis points for the first quarter of 2009, but has declined to 1.02 basis points for the fourth quarter of 2009.

Allowance for Loan and Lease Losses

The Allowance for Loan and Lease Losses (the “ALLL”) represents one of the most significant estimates in the Bank’s financial statements and regulatory reports. Because of its significance, the Bank has established a system by which it develops, maintains, and documents a comprehensive, systematic, and consistently applied process for determining the amounts of the ALLL and the provision for loan and lease losses. The Interagency Policy Statement on the ALLL, issued on December 13, 2006, encourages all banks and federal savings institutions to ensure controls are in place to consistently determine the ALLL in accordance with generally accepted accounting principles in the United States, the federal savings association’s stated policies and procedures, management’s best judgment and relevant supervisory guidance. The Bank’s estimate of credit losses reflects consideration of significant factors that affect the collectability of the portfolio as of the evaluation date.

Safety and Soundness Standards

The Federal Deposit Insurance Act, as amended by the FDICIA and the Riegle Community Development and Regulatory Improvement Act of 1994, requires the federal bank regulatory agencies to prescribe standards, by regulations or guidelines, relating to internal controls, information systems and internal audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, asset quality, earnings, stock valuation and compensation, fees and benefits, and such other operational and managerial standards as the agencies deem appropriate. The federal bank regulatory agencies have adopted a set of guidelines prescribing safety and soundness standards pursuant to FDICIA, as amended. The guidelines establish general standards relating to internal controls and information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth and compensation and fees and benefits. In general, the guidelines require, among other things, appropriate systems and practices to identify and manage the risks and exposures specified in the guidelines. The guidelines prohibit excessive compensation as an unsafe and unsound practice and describe compensation as excessive when the amounts paid are unreasonable or disproportionate to the services performed by an executive officer, employee, director, or principal shareholder. In addition, the agencies adopted regulations that authorize, but do not require, an agency to order an institution that has been given notice by an agency that it is not satisfying any of such safety and soundness standards to submit a compliance plan. If, after being so notified, an institution fails to submit an acceptable compliance plan or fails in any material respect to implement an acceptable compliance plan, the agency must issue an order directing action to correct the deficiency and may issue an order directing other actions of the types to which an undercapitalized institution is subject under the “prompt corrective action” provisions of FDICIA. See “-Prompt Corrective Action” above. If an institution fails to comply with such an order, the agency may seek to enforce such order in judicial proceedings and to impose civil money penalties. The federal regulatory agencies also proposed guidelines for asset quality and earnings standards.

Community Reinvestment Act

Under the Community Reinvestment Act (“CRA”) the Bank, as an FDIC insured institution, has a continuing and affirmative obligation to help meet the credit needs of the entire community, including low- and moderate-income neighborhoods, consistent with safe and sound banking practices. The CRA requires the appropriate federal regulator, in connection with its examination of an insured institution, to assess the institution’s record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications, such as applications for a merger or the establishment of a branch. An unsatisfactory rating may be used as the basis for the denial of an application by the federal banking regulator. The Bank received a satisfactory rating in its most recent CRA examination.

Restrictions on Transactions with Affiliates

We are subject to the provisions of Section 23A of the Federal Reserve Act. Section 23A places limits on: the amount of a bank’s loans or extensions of credit to affiliates; a bank’s investment in affiliates; assets a bank may purchase from affiliates, except for real and personal property exemption by the Federal Reserve; the amount of loans or extensions of credit to third parties collateralized by the securities or obligations of affiliates; and a bank’s guarantee, acceptance or letter of credit issued on behalf of an affiliate.

The total amount of the above transactions is limited in amount, as to any one affiliate, to 10.0% of a bank’s capital and surplus and, as to all affiliates combined, to 20.0% of a bank’s capital and surplus. In addition to the limitation on the amount of these transactions, each of the above transactions must also meet specified collateral requirements. The Bank must also comply with other provisions designed to avoid the taking of low-quality assets.

We are also subject to the provisions of Section 23B of the Federal Reserve Act which, among other things, prohibit an institution from engaging in the above transactions with affiliates unless the transactions are on terms substantially the same, or at least as favorable to the institution or its subsidiaries, as those prevailing at the time for comparable transactions with nonaffiliated companies.

The Bank is also subject to restrictions on extensions of credit to its executive officers, directors, principal shareholders and their related interests. These extensions of credit must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with third parties, and must not involve more than the normal risk of repayment or present other unfavorable features.

USA Patriot Act of 2001

In October 2001, the USA Patriot Act of 2001 (the “Patriot Act”) was enacted in response to the terrorist attacks in New York, Pennsylvania, and Washington, D.C. that occurred on September 11, 2001. The Patriot Act impacts financial institutions in particular through its anti-money laundering and financial transparency laws. The Patriot Act amended the Bank Secrecy Act and the rules and regulations of the Office of Foreign Assets Control to establish regulations which, among others, set standards for identifying customers who open an account and promoting cooperation with law enforcement agencies and regulators in order to effectively identify parties that may be associated with, or involved in, terrorist activities or money laundering.

In 2006, Congress passed the USA Patriot Act Improvement and Reauthorization Act of 2005. This act reauthorized all provisions of the Patriot Act that would otherwise have expired, made 14 of the 16 sunsetting provisions permanent, and extended the sunset period of the remaining two for an additional four years.

Privacy

Financial institutions are required to disclose their policies for collecting and protecting confidential information. Customers generally may prevent financial institutions from sharing personal financial information with nonaffiliated third parties except for third parties that market the institutions’ own products and services. Additionally, financial institutions generally may not disclose consumer account numbers to any nonaffiliated third party for use in telemarketing, direct mail marketing or other marketing through electronic mail to consumers. The Bank has established policies and procedures designed to safeguard its customers’ personal financial information and to ensure compliance with applicable privacy laws.

Other Regulations

Interest and other charges collected or contracted for by the Bank are subject to federal laws concerning interest rates. The Bank’s loan operations are also subject to federal laws applicable to credit transactions, such as the:

•	Federal Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers;

•

Home Mortgage Disclosure Act of 1975, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

•	Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed, or other prohibited factors in extending credit;

•	Fair Credit Reporting Act of 1978, governing the use and provision of information to credit reporting agencies; and

•	rules and regulations of the various federal agencies charged with the responsibility of implementing these federal laws.

The deposit operations of the Bank are subject to the following:

•

the Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records;

•

the Electronic Funds Transfer Act and Regulation E issued by the Federal Reserve to implement that act, which govern automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services; and

•	the Truth in Savings Act, which requires disclosure of yields and costs of deposits and deposit accounts.

Effect of Governmental Monetary Policies

Our earnings are affected by the monetary and fiscal policies of the United States government and its agencies, as well as general domestic economic conditions. The Federal Reserve’s power to implement national monetary policy has had, and is likely to continue to have, an important impact on the operating results of financial institutions. The Federal Reserve affects the levels of bank loans, investments, and deposits through its control over the issuance of U.S. government securities and through its regulation of the discount rate on borrowings of member banks and the reserve requirements against member bank deposits. It is not possible to predict the nature or impact of future changes in monetary and fiscal policies.

In 2008 and 2009, the Federal Reserve has taken various actions to increase market liquidity and reduce interest rates. The Federal Reserve lowered its target federal funds rate from 5.25% per annum on August 7, 2007 to 3.00% on January 30, 2008, and finally to a range of 0% to 0.25% on December 16, 2008. The Federal Reserve’s discount rate was reduced on December 16, 2008 to its current rate of 0.50% per annum, down from 5.75% on September 17, 2007, 4.75% on January 2, 2008 and 1.25% on October 29, 2008. The Federal Reserve has extended the term for which institutions can borrow from the discount window to up to 90 days, and it has developed a program, called the Term Auction Facility, under which predetermined amounts of credit are auctioned to depository institutions for terms of up to 84 days. These innovations resulted in large increases in the amount of Federal Reserve credit extended to the banking system.

In addition, the Federal Reserve and the Treasury have jointly announced a Term Asset-Backed Securities Loan Facility (“TALF”) that currently will lend against AAA-rated asset-backed securities that are determined eligible by the Federal Reserve. The Federal Reserve Bank of New York presently intends to make up to $200 billion of loans under TALF and may expand this loan program under TALF in the future. TALF loans will be non-recourse loans, secured by eligible ABS, and have three year terms. The Treasury has provided $20 billion of credit support to the Federal Reserve in connection with TALF, but may provide additional support in the future to enable expansion of the TALF.

Beginning October 6, 2008, the Federal Reserve began paying interest on depository institutions’ required and excess reserve balances. The payment of interest on excess reserve balances was expected to give the Federal Reserve greater scope to use its lending programs to address conditions in credit markets while also maintaining the federal funds rate close to the target rate established by the Federal Open Market Committee.

The nature and timing of any changes in fiscal and monetary policies and their effect our business cannot be predicted.

Emergency Economic Stabilization Act of 2008 and Subsequent Legislation

The Emergency Economic Stabilization Act of 2008 (“EESA”) was enacted on October 3, 2008. EESA authorizes the Treasury to invest up to $700 billion in troubled assets, to provide capital, or to otherwise provide assistance to U.S. banks, federal savings institutions and their holding companies (“TARP”). Pursuant to authority granted under EESA, the Treasury will invest or has invested up to $250 billion in senior preferred stock of U.S. banks and federal savings institutions or their holding companies under the CPP. Qualifying financial institutions may issue senior preferred stock with a value equal to not less than 1% of risk-weighted assets and not more than the lesser of $25 billion or 3% of risk-weighted assets. In January 2009, we issued $20.0 million in Series A Preferred Stock to the Treasury under the CPP.

As a result of our participation in the CPP, we are subject to the Treasury’s standards for executive compensation and corporate governance as long as the Treasury holds the equity issued under the CPP. These standards generally apply to the chief executive officer, chief financial officer and the three next most highly compensated senior executive officers. The standards include (1) ensuring that incentive compensation for senior executives does not encourage unnecessary and excessive risks that threaten the value of the financial institution; (2) required clawback of any bonus or incentive compensation paid to a senior executive based on statements of earnings, gains or other criteria that are later proven to be materially inaccurate; (3) prohibitions on making golden parachute payments to senior executives; and (4) an agreement not to deduct for tax purposes executive compensation in excess of $500,000 for each senior executive.

On February 10, 2009, the Treasury announced the Financial Stability Plan (the “Financial Stability Plan”), which earmarked $350 billion of the TARP funds authorized under EESA. Among other things, the Financial Stability Plan includes:

•	a capital assistance program (“CAP”) that will invest in mandatory convertible preferred stock of certain qualifying institutions determined on a basis and through a process similar to the CPP;

•	a consumer and business lending initiative to fund new consumer loans, small business loans and commercial mortgage asset-backed securities issuances;

•

a new public-private investment fund that will leverage public and private capital with public financing to purchase up to $500 billion to $1 trillion of legacy “toxic assets” from financial institutions; and

•	assistance for homeowners by providing up to $75 billion to reduce mortgage payments and interest rates and establishing loan modification guidelines for government and private programs.

Institutions receiving assistance under the Financial Stability Plan going forward will be subject to higher transparency, corporate governance and accountability standards, including restrictions on dividends, acquisitions, executive compensation and additional disclosure requirements.

On February 17, 2009, the American Recovery and Reinvestment Act (the “ARRA”) became law. The ARRA purports to retroactively impose certain new executive compensation and corporate expenditure limits and corporate governance standards on all current and future recipients of TARP funds, including us, that are in addition to those previously announced by the Treasury, until the institution has repaid the Treasury.

Recent Proposed Regulatory Changes

Legislative and regulatory proposals regarding changes in banking, and the regulation of banks, federal savings institutions, and other financial institutions and bank and bank holding company powers are being considered by the executive branch of the federal government, Congress and various state governments. Certain of these proposals, if adopted, could significantly change the regulation or operations of banks and the financial services industry. New regulations and statutes are regularly proposed that contain wide-ranging proposals for altering the structures, regulations, and competitive relationships of the nation’s financial institutions. On June 17, 2009, Treasury released a white paper entitled “Financial Regulatory Reform – A New Foundation: Rebuilding Financial Supervision and Regulation” (the “Proposal”) which calls for sweeping regulatory and supervisory reforms for the entire financial sector and seeks to advance the following six key objectives: (i) promote robust supervision and regulation of financial firms, (ii) establish comprehensive supervision of financial markets, (iii) protect consumers and investors from financial abuse, (iv) provide the government with additional powers to monitor systemic risks, supervise and regulate financial products and markets, and to resolve firms that threaten financial stability, and (v) raise international regulatory standards and improve international cooperation.

The Proposal includes the creation of a new federal government agency, the National Bank Supervisor (“NBS”) that would charter and supervise all federally chartered depository institutions, and all federal branches and agencies of foreign banks. It is proposed that the NBS take over the responsibilities of the OCC, which currently charters and supervises nationally chartered banks, such as the Bank, and the responsibility for the institutions currently supervised by the Office of Thrift Supervision, which supervises federally chartered savings institutions and federal savings institution holding companies.

The elimination of the OCC, as proposed by the administration, also would result in a new regulatory authority for the Bank. There is no assurance as to how this new supervision by the NBS will affect our operations going forward.

The Proposal also includes the creation of a new federal agency designed to enforce consumer protection laws. The Consumer Financial Protection Agency (“CFPA”) would have authority to protect consumers of financial products and services and to regulate all providers (bank and non-bank) of such services. The CFPA would be authorized to adopt rules for all providers of consumer financial services, supervise and examine such institutions for compliance, and enforce compliance through orders, fines, and penalties. The rules of the CFPA would serve as a “floor” and individual states would be permitted to adopt and enforce stronger consumer protection laws. If adopted as proposed, we may become subject to multiple laws affecting its provision of loans and other credit services to consumers, which may substantially increase the cost of providing such services.